EX-99.2

                          Concord/STAR Merger Agreement
                               Key Message Points
                                 October 9, 2000

Terms of Merger Agreement
-    Star Systems will become a wholly-owned subsidiary of Concord
- At closing, Concord will issue 24.75 million unregistered shares of common stock for all the outstanding shares of Star Systems' common stock
-    Expected to be completed during the first half of 2001
- Subject to pre-merger review by the Federal government pursuant to the Hart/Scott/Rodino Act

Related Issues
- Merger agreement received unanimous approval of Star Systems board members, who collectively represent approximately 97% of Star Systems' outstanding shares
-    Majority of Star  Systems  board  members  have signed  long-term  (through
     2004), assignable contracts with STAR
- Concord anticipates a disciplined process to eliminate the stock overhang in 2001

Overall Rationale for Merger
- Combine Concord's processing strengths with Star Systems' access strengths into a superior product/service offering for financial institutions, retailers and consumers
- Combined strengths of Concord's MAC; network and Star Systems' STARsm network provide broad geographic coverage, improved efficiencies, and "best of breed" products and services
- Apply both companies' PIN-secured debit payment expertise to create a national debit network which will promote growth in on-line debit at retail locations and via the Internet

Benefits to Concord
- Increases accessibility for STAR member financial institutions to services available such as Concord's ATM, debit card, and agent bank processing services
- Creates opportunity for internal cost reductions due to synergies across the network businesses
- Ability to offer improved access services and new products to MAC membership

Benefits to STAR
- Ability to offer a broader array of processing products to STAR membership, including enhanced ATM terminal driving, payroll processing, and turn-key agent bank services
- Enhanced resources to support development of new products and services for network membership

Benefits to Financial Institution Issuers
-    Availability of new products and services for cardholders
- Potential for fee reductions for financial institutions that are currently members of MAC, Cash Station and STAR networks
-    Cost efficiencies due to simplified network administration

Benefits to Financial Institution Acquirers
-    Access to a much larger cardholder base for transactions
- Cost efficiencies due to simplified network administration and consolidated network links
-    Availability of competitive alternative to other national payment providers

Benefits to Retailers
-    Access to a much larger cardholder base for payment transactions
- Cost efficiencies due to simplified network rules administration and consolidated network links
-    Availability of competitive alternative to other national payment cards

Benefits to Consumers
-    Increased location convenience
- Ability to use card for payments nationally and through new channels (such as the Internet)
-    Access to new and improved on-line services

Brands
-    MAC and STAR brands will co-exist for some period of time
- Current plans for brand transition in MAC (Cash Station) and STAR (HONOR) networks will proceed as communicated to members previously

Organization
-    STAR will continue to operate under the leadership of Ron Congemi

Geography
-    The geographic coverage of the STAR and MAC networks is complementary
- STAR operates primarily in 22 states in the West, Southwest and Southeast, plus D.C.
-    MAC operates primarily in 9 states in the Northeast and Midwest

Service Commitment
- During the coming months, customers of both Concord and Star Systems can rely on continued delivery of excellent service